UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dice Holdings, Inc.

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April 29, 2008

Dear Fellow Stockholder,

I am pleased to invite you to our 2008 Annual Meeting of Stockholders, which will be held on Wednesday, June 18, 2008, at 10:00 a.m., local time, at the Shelburne Murray Hill Hotel, 303 Lexington Avenue, New York, New York 10016.

At the meeting, we will be electing one class of directors, as well as considering the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board of Directors recommends a vote FOR the election of all director nominees and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card. Of course, you may also vote by returning the enclosed proxy card.

Only Dice Holdings, Inc. stockholders may attend the annual meeting. If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth in the proxy statement. If you cannot attend the meeting, you can still listen to the meeting, which will be webcast and available on the Investor Relations section of our website at www.investor.diceholdingsinc.com.

Thank you very much for your support of Dice Holdings, Inc.

Sincerely,

Scot W. Melland

Chairman, President and Chief Executive Officer

DICE HOLDINGS, INC.

3 Park Avenue, 33rd Floor

New York, New York 10016

April 29, 2008

NOTICE OF ANNUAL MEETING

Dice Holdings, Inc., a Delaware corporation (the “Company”), will hold its 2008 Annual Meeting of Stockholders (the “Annual Meeting”) at the Shelburne Murray Hill Hotel, 303 Lexington Avenue, New York, New York 10016, on Wednesday, June 18, 2008, at 10:00 a.m., local time, to:

1.	Elect three Class I directors, each for a term of three years, or until their successors are duly elected and qualified;

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of Dice Holdings, Inc. common stock (NYSE: DHX) as of the close of business on April 28, 2008, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available at the offices of the Company in New York, New York.

Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby revoking any previous proxy.

Brian P. Campbell

Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on June 18, 2008

The proxy statement and Annual Report on Form 10-K are available at www.investor.diceholdingsinc.com. The means to vote is available by Internet at www.investorvote.com/dhx or by calling 1-800-652-VOTE (8683).

Your Vote is Important

Please vote as promptly as possible

by using the Internet or telephone or

by signing, dating and returning the enclosed proxy card

If you plan to attend the meeting, you must request an admission ticket in advance of the meeting. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.

Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.

Requests for admission tickets should be addressed to the Corporate Secretary, Dice Holdings, Inc., 3 Park Avenue, 33rd Floor, New York, New York 10016 or by calling (212) 448-4181, and will be processed in the order in which they are received and must be requested no later than June 13, 2008. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:30 a.m. and the meeting will begin promptly at 10:00 a.m., local time. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on June 18, 2008

This proxy statement is furnished to the stockholders of record of Dice Holdings, Inc., a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors of proxies for the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Shelburne Murray Hill Hotel, 303 Lexington Avenue, New York, New York 10016 on Wednesday, June 18, 2008, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. In this proxy statement, we refer to Dice Holdings, Inc. as the “Company,” “we” or “us.”

This proxy statement and accompanying proxy and voting instructions are first being mailed on or about April 30, 2008 to holders of the Company’s common stock, par value $0.01 (the “Common Stock”), entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Each owner of record of the Common Stock on the record date is entitled to one vote for each share. At the close of business on April 28, 2008, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 62,173,410 shares of the Company’s Common Stock. The shares of Common Stock of the Company are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”

At the Annual Meeting, three directors (the “Class I Directors”) will be elected by a plurality of the votes cast in person or by proxy and eligible to vote at the Annual Meeting. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority in voting power of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Our principal stockholders, which consist of certain affiliates of General Atlantic LLC (the “General Atlantic Stockholders”) and certain affiliates of Quadrangle Group LLC (the “Quadrangle Stockholders,” and together with the General Atlantic Stockholders, the “Principal Stockholders”), control approximately 73% of the Common Stock outstanding, and as a result, the Principal Stockholders have the ability to cause the election of all nominees for the Class I Directors and the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The Company expects the Principal Stockholders will vote FOR the election of the Class I Directors and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, thereby ensuring the approval of the election of all nominees for the Class I Directors and the ratification of the selection of Deloitte & Touche LLP.

Broker non-votes and shares with respect to which a stockholder abstains are included in determining whether a quorum is present. An abstention is not deemed to be a vote cast with respect to the election of directors, but will be considered a vote cast with respect to any proposal requiring the approval of the affirmative vote of a majority in voting power. Broker non-votes will not be considered votes cast. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, proposals to elect directors and approve the appointment of the independent registered public accounting firm are considered discretionary items, which means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions. Under Delaware law, an abstention or a broker non-vote will have no legal effect on the election of directors, and an abstention, but not a broker non-vote, will have the same legal effect as a vote “against” the proposal to ratify the appointment of the independent registered public accounting firm.

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.

Stockholders will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is 11:59 P.M., Eastern Daylight Time, on June 17, 2008. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.

Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Dice Holdings, Inc., 3 Park Avenue, 33rd Floor, New York, NY 10016 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

DIRECTORS AND CORPORATE GOVERNANCE

Board Structure

Composition of our Board of Directors

Our board of directors currently consists of eight directors. The board met 11 times during fiscal 2007. Each director attended at least 75% of all of the meetings of the board and committees on which he served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the board and committees of which he is a member.

Our amended and restated by-laws provide that our board of directors will consist of no less than five or more than 20 persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors; however, our shareholders agreement among us, our Principal Stockholders and certain management stockholders (the “Management Stockholders”) dated July 23, 2007 (the “Institutional Shareholder Agreement”) requires that the board consist of at least eight directors, one of whom must be our Chief Executive Officer. Our board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Ezersky, Gordon and Hodgson served initially as Class I Directors (with a term expiring at the 2008 Annual Meeting) and have been nominated for re-election. Messrs. Levy and Nordhaus are currently serving as Class II directors (with a term expiring at the 2009 Annual Meeting). Messrs. Barter, Melland and Wyman are currently serving as Class III directors (with a term expiring at the 2010 Annual Meeting).

Under the Institutional Shareholder Agreement, each of the Principal Stockholders has the right to designate up to (1) three members of our board of directors if such Principal Stockholder owns 17.5% or more of our Common Stock, (2) two members of our board of directors if it owns less than 17.5% but at least 10% of our Common Stock and (3) one member of our board of directors if it owns less than 10% but at least 5% of our Common Stock. Each Principal Stockholder has agreed to vote its shares in favor of the directors designated by the other Principal Stockholder in accordance with the terms of the Institutional Shareholder Agreement. Initially, the Principal Stockholders each only designated two members to our board of directors. Messrs. Ezersky and Nordhaus have been designated as members of our board of directors by the Quadrangle Stockholders and Messrs. Hodgson and Levy have been designated as members of our board of directors by the General Atlantic Stockholders.

Set forth below is information relating to the Company’s directors, including the Class I Directors who are nominated for re-election at the Annual Meeting, as of April 29, 2008.

Name	Age	Position
Scot W. Melland(1)	45	Chairman, President and Chief Executive Officer
John W. Barter(2)	61	Director
Peter R. Ezersky(3)(4)	47	Director
David S. Gordon(3)(4)	66	Director
David C. Hodgson(4)	51	Director
Anton J. Levy(5)	33	Director
Jeffrey S. Nordhaus(5)	40	Director
William W. Wyman(3)(6)	70	Director

(1)	Chairman of the Nominating and Corporate Governance Committee.
(2)	Chairman of the Audit Committee.
(3)	Member of the Audit Committee.
(4)	Class I Director nominated for re-election at the 2008 Annual Meeting.
(5)	Member of the Compensation Committee.
(6)	Chairman of the Compensation Committee.

Scot W. Melland has been our Chairman since July 2007 and President and Chief Executive Officer and a director since joining our predecessor, Dice Inc., in April 2001. Prior to joining the Company, he served as President and Chief Executive Officer of Vcommerce Corporation since 1999. From 1996 to 1999, he served as Vice President and later Senior Vice-President Interactive Services for Cendant Corporation. Previously, Mr. Melland served as Vice President, Investments and Alliances for Ameritech (now AT&T). Mr. Melland began his career as a consultant, joining McKinsey & Company in 1985. He is a member of the boards of directors of Globalspec, Inc. and Career Resources Inc., a nonprofit workforce development agency in Connecticut. He holds a B.S. in economics from the University of Pennsylvania and a M.B.A. from Harvard University’s Graduate School of Business Administration.

John W. Barter has been a director since April 2007. From 1988 to 1994, he was senior vice president and chief financial officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was executive vice president of AlliedSignal, Inc. and president of AlliedSignal Automotive. After retiring from AlliedSignal, Inc., Mr. Barter served briefly as chief financial officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry, from January 2000 to May 2001. Kestrel filed a voluntary petition for bankruptcy protection in October 2002. Mr. Barter also serves on the boards of directors of Lenova Group Limited, a Hong Kong listed company, SRA International and Genpact Limited.

Peter R. Ezersky has been a director since August 2005 and is a Managing Principal of Quadrangle. Prior to the formation of Quadrangle in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications group. Prior to joining Lazard, Mr. Ezersky was a Vice President in the Mergers and Acquisitions group of The First Boston Corporation. Mr. Ezersky serves on the boards of directors of Cinemark, Inc., MGM Holdings and Alpha Media Group and also serves on the boards of directors of a number of charitable and educational organizations. Mr. Ezersky received a J.D. from Yale Law School, where he was an editor of The Yale Law Journal and received a B.A., summa cum laude, in political science from Amherst College, where he was a member of Phi Beta Kappa.

David S. Gordon has been a director since December 2006 and is Principal of Gordon Advisory, LLC. He was the Chief Executive Officer and a director of the Milwaukee Art Museum from October 2002 until February 2008. Before that, he was the Secretary (Director) of the Royal Academy of Arts in London for six years. He also spent 12 years as the Chief Executive Officer of The Economist Newspaper Ltd. He was associated with eFinancialNews for 10 years, first as a consultant and then as non-executive chairman and oversaw the sale of eFinancialCareers to us in 2006. Mr. Gordon also serves on the board of directors of Profile Books Ltd.

David C. Hodgson has been a director since August 2005 and is a Managing Director of General Atlantic. He joined General Atlantic in 1982, helped found their partnership, and has over 25 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson serves on the boards of directors of a number of public and private information technology companies including InsightExpress, Inc., ipValue Management, Inc., TriNet Group, Inc., Xchanging PLC, iFormation Group Holdings General Partner, Ltd. and Liberata Limited. Mr. Hodgson graduated summa cum laude from Dartmouth College in 1978 with a degree in Mathematics and Social Sciences. He is a member of Phi Beta Kappa and received the Kemeny Prize in computing at his alma mater. In 1982, Mr. Hodgson received a M.B.A. from the Stanford University Graduate School of Business. Mr. Hodgson is chair of the board of the Echoing Green Foundation, a provider of fellowship support for not-for-profit entrepreneurs. He also serves as chair of the executive committee of the Manhattan Theatre Club and as a trustee of Johns Hopkins University and the Spence School in New York.

Anton J. Levy has been a director since August 2005 and is a Managing Director at General Atlantic, where he has worked since 1998. Mr. Levy heads General Atlantic’s Consumer, Media and Marketing Services practice. Mr. Levy has worked closely with many of General Atlantic’s portfolio companies and is on the boards of directors of several portfolio companies including Mercado Libre, AKQA, Network Solutions and

Webloyalty. Prior to joining General Atlantic in 1998, Mr. Levy was an investment banker with Morgan Stanley & Co. where he worked with the firm’s technology clients. Mr. Levy is involved in a number of educational and non-profit organizations including participating as a member of the board of directors of Streetwise Partners. Mr. Levy received a B.S. from the University of Virginia, with degrees in Finance and Computer Science, and his M.B.A. from Columbia University Graduate School of Business, graduating both with highest honors.

Jeffrey S. Nordhaus has been a director since August 2005 and is a Managing Principal of Quadrangle. Prior to joining Quadrangle in June 2001, Mr. Nordhaus was a Vice President in the Investment Banking Division of Goldman, Sachs & Co. During his nine years at Goldman Sachs, Mr. Nordhaus worked on a broad range of mergers and acquisitions and financing transactions with a focus on media and communications, and was based in New York, Los Angeles and Hong Kong. Mr. Nordhaus graduated with honors from Harvard College. Mr. Nordhaus also serves on the boards of directors of Bresnan Broadband Holdings and Cequel Communications Holdings.

William W. Wyman has been a director since December 2006 and is currently an international management consultant, assisting corporate chief executives as an individual business advisor and counselor on a broad range of issues. During 2001, Mr. Wyman was Chief Executive Officer of Predictive Systems, Inc. From 1984 to 1995, Mr. Wyman was founder and managing partner of Oliver, Wyman & Company, management consultants to large financial institutions. From 1965 to 1984, Mr. Wyman held several positions at the international management consulting firm of Booz, Allen & Hamilton including President of the Management Consulting Group, member of the executive committee and member of the board of directors. He currently serves on the board of directors of Pegasystems and Datascope. He is a member of the Board of Advisors of The Sprout Group, Legend Capital and Francisco Partners. He is the co-founder of Wyman Worldwide Health Partners and serves as a trustee of the Dartmouth–Hitchcock Medical Center, the Hitchcock Clinic and the Mary Hitchcock Memorial Hospital. He graduated from Colgate University in 1959, served in the United States Navy from 1959 to 1963, and graduated from the Harvard Business School in 1965.

Director Independence

We have determined that Messrs. Barter, Ezersky, Gordon, Hodgson, Levy, Nordhaus and Wyman are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our board of directors. Additionally, each of these directors meets the categorical standards for independence established by our board, as set forth in our Corporate Governance Guidelines, which is posted on our website.

Corporate Governance

Controlled Company

The Company’s Common Stock is listed on the NYSE. For purposes of the NYSE rules, we are a “controlled company.” “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. Together, our Principal Stockholders control more than 50% of the voting power of our Common Stock and are able to elect our entire board of directors and ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Accordingly, we are eligible to take advantage of certain exemptions from NYSE governance requirements provided in the NYSE rules. Specifically, as a controlled company under NYSE rules, we are not required to have (1) a majority of independent directors, (2) a Nominating and Corporate Governance Committee composed entirely of independent directors or (3) a Compensation Committee composed entirely of independent directors. For instance, our Chief Executive Officer is a member of our Nominating and Corporate Governance Committee. Additionally, the Institutional Shareholder Agreement requires us to take advantage of the controlled company exemption to the extent it remains available.

Committees of the Board

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following is a brief description of our committees.

Audit Committee

We are permitted to avail ourselves of certain phase-in rules under the NYSE for newly public companies related to our Audit Committee. As a result, until July 17, 2008, we are permitted to have a majority of independent directors on our Audit Committee. Thereafter, our Audit Committee is required to be comprised entirely of independent directors.

The members of the Audit Committee are:

        John W. Barter (Chair)

        Peter R. Ezersky

        David S. Gordon (appointed April 18, 2008)

        William W. Wyman

The Audit Committee met 10 times during fiscal 2007. Our Audit Committee assists the board in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also reviews and approves related-party transactions as required by the rules of the NYSE. The authority and responsibility of the Audit Committee is further set forth in its charter, which is posted on our website.

Our Audit Committee currently consists of four directors. In accordance with the Institutional Shareholder Agreement, Mr. Ezersky was elected to the Audit Committee by mutual agreement of the Principal Stockholders and Messrs. Barter, Gordon and Wyman were elected by the board (upon the recommendation of the Nominating and Corporate Governance Committee). Mr. Gordon was elected to serve as a member of our Audit Committee on April 18, 2008. In order to comply with the NYSE phase-in rules relating to the independence of committee members, Mr. Hodgson (the General Atlantic Stockholders’ designee under the Institutional Shareholder Agreement) resigned from the Audit Committee on October 11, 2007 and Mr. Ezersky will resign before July 17, 2008.

Messrs. Barter, Gordon and Wyman qualify as audit committee financial experts under the rules of the Securities and Exchange Commission (the “Commission”) implementing Section 407 of the Sarbanes-Oxley Act of 2002. Messrs. Barter, Gordon and Wyman meet the independence and the experience requirements of the NYSE and the federal securities laws.

Audit Committee Report

The charter of the Audit Committee, which is available under the Investor Relations section of our website, specifies that the purpose of the Audit Committee is to assist the board in its oversight of:

•

the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence;

•	the audit of the Company’s financial statements, and

•

the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s internal auditors, the Company’s Chief Financial Officer and the Company’s General Counsel.

Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. Our responsibility is to oversee and review this process. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2007, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the board that the board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

        John W. Barter (Chair)

        Peter R. Ezersky

        William W. Wyman

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are:

        Scot W. Melland (Chair)

        Peter R. Ezersky

        David C. Hodgson

The Company did not have a Nominating and Corporate Governance Committee prior to its initial public offering in July 2007. The Nominating and Corporate Governance Committee did not meet in 2007, and has met one time in 2008 in preparation for the Annual Meeting. The Nominating and Corporate Governance Committee selects or recommends that the board select candidates for election to our board of directors and develops and recommends to the board of directors corporate governance guidelines that are applicable to us and oversees board of directors and management evaluations. The authority and responsibility of the Nominating and Corporate Governance Committee is further set forth in its charter, which is available under the Investor Relations section of our website.

With respect to director nominees, the Nominating and Corporate Governance Committee (i) identifies, in consultation with the Chief Executive Officer, individuals qualified to become members of the board (consistent with criteria approved by the board), (ii) reviews, in consultation with the Chief Executive Officer, the qualifications of any such person submitted to be considered as a member of the board by any stockholder or otherwise, (iii) conducts background checks of individuals the Nominating and Corporate Governance Committee intends to recommend to the board as director nominees and (iv) in consultation with the Chief Executive Officer, selects, or recommends that the board select, the director nominees for the next annual meeting of stockholders or to fill in vacancies on the board. In identifying and reviewing qualifications of candidates for membership on the board, the Nominating and Corporate Governance Committee evaluates all factors which it deems appropriate, including the requirements of the Company’s Corporate Governance Guidelines and the other criteria approved by the board.

The Institutional Shareholder Agreement requires that our Nominating and Corporate Governance Committee consist of three members, including one director designated by the Quadrangle Stockholders, one director designated by the General Atlantic Stockholders and one director designated by the board. Messrs. Ezersky and Hodgson were elected to the Nominating and Corporate Governance Committee as the Quadrangle Stockholders’ designee and the General Atlantic Stockholders’ designee, respectively, under the Institutional Shareholder Agreement.

Compensation Committee

The members of the Compensation Committee are:

        William W. Wyman (Chair)

        Anton J. Levy

        Jeffrey S. Nordhaus

The Compensation Committee met 11 times in 2007. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation

Committee also administers the issuance of awards under our equity incentive plans. The authority and responsibility of the Compensation Committee is further set forth in its charter, which is available under the Investor Relations section of our website.

The Institutional Shareholder Agreement requires that our Compensation Committee consist of three members, including one director designated by the Quadrangle Stockholders, one director designated by the General Atlantic Stockholders and one independent director designated by the board (upon the recommendation of the Nominating and Corporate Governance Committee). Messrs. Nordhaus and Levy were elected to the Compensation Committee as the Quadrangle Stockholders’ designee and the General Atlantic Stockholders’ designee, respectively, under the Institutional Shareholder Agreement.

Compensation Committee lnterlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

Corporate Governance Guidelines and Code of Conduct and Ethics

The board of directors has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the board of directors, director independence, stock ownership by and compensation of directors, management succession and review, board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.

The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.

For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $50,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our board of directors or Compensation Committee.

Our policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

Our policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Stockholder Agreements

eFG Shareholder Agreement

We entered into a shareholders agreement with stockholders of eFinancialGroup Limited (an entity which we acquired in October 2006, the “eFinancialGroup Acquisition”) (the “eFG Stockholders”) in connection with our initial public offering (the “eFG Shareholder Agreement” and, together with the Institutional Shareholder Agreement, the “Shareholders Agreements”). Mr. Gordon, a member of our board of directors, and Mr. Benson, an executive officer of the Company and certain of his family members are “eFG Stockholders” under the eFG Shareholder Agreement. The eFG Shareholder Agreement contains certain restrictions on the ability of the eFG Stockholders to transfer shares of our Common Stock and also has provisions related to registration rights granted to the eFG Stockholders.

Restrictions on Transfer

Under the eFG Shareholder Agreement, as it was initially entered into, except with respect to certain permitted transferees, an eFG Stockholder was not permitted to transfer, until July 17, 2008, more than 25% of its Common Stock; prior to January 17, 2009, more than 50% of its Common Stock; and from January 17, 2009 until July 17, 2009, more than 75% of its Common Stock (in each case, excluding shares sold in our initial public offering). An eFG Stockholder was permitted to transfer all of its shares of our Common Stock after July 17, 2009. Effective February 11, 2008, we entered into an amendment to the eFG Shareholders Agreement that provides that, notwithstanding the limitations on transferring Company securities set forth in the initial eFG Shareholder Agreement, an eFG Stockholder may sell in excess of such limits if such transfers are effected through public sales that are made by or through a broker or brokers designated by the Company.

Additionally, the eFG Stockholders have agreed not to sell any shares during the period beginning 14 days prior to the effective date of a registration statement filed in connection with the exercise of demand or piggyback registration rights by any stockholder until the later of (1) 90 days after any public offering and (2) the expiration of the underwriters lock-up period for the applicable offering (or such shorter period as we may determine).

Registration Rights

Under the eFG Shareholder Agreement, the eFG Stockholders were granted piggyback registration rights with respect to any registration request made by the Principal Stockholders and any registration initiated by us, subject to certain exceptions. Under the eFG Shareholder Agreement, we have agreed to indemnify the eFG Stockholders and to pay all registration expenses (other than underwriting discounts and commissions and certain legal expenses of the selling stockholders).

Certain eFG Stockholders (excluding Messrs. Benson and Gordon) exercised piggyback rights and sold shares in connection with our initial public offering.

We incurred approximately $3.2 million in expenses related to our initial public offering.

Institutional Shareholder Agreement

The Institutional Shareholder Agreement contains restrictions on the ability of the Principal Stockholders and certain of our executive officers, including Messrs. Melland, Durney, Silver, Campbell and Melde and Ms. Melrose, who are “Management Stockholders” under the Institutional Shareholder Agreement, to transfer shares of our Common Stock and provisions related to registration rights granted to such stockholders.

In addition, the Institutional Shareholder Agreement contains provisions related to the composition of our board of directors and the committees of our board of directors and our corporate governance, which are more fully discussed under “Directors and Corporate Governance—Board Structure” and “Directors and Corporate Governance—Corporate Governance.” If both Principal Stockholders hold less than 5% of our Common Stock, these provisions terminate.

Restrictions on Transfer

Under the Institutional Shareholder Agreement, neither of the Principal Stockholders may sell or transfer shares of our capital stock (except for transfers to certain permitted transferees or certain block sale transfers) without the consent of the other Principal Stockholder. Additionally, in accordance with the terms of the Institutional Shareholder Agreement, each Management Stockholder may only transfer (1) up to 15% of his or her holdings until July 17, 2008 (including the sale of up to 10% of his or her holdings in our initial public offering) and (2) up to 15% of his or her holdings from July 17, 2008 until July 17, 2009 (which amount is to be determined at the beginning of such period), except that if the Principal Stockholders sell in excess of 15% of their pre-initial public offering holdings during either period (including sales in our initial public offering), each Management Stockholder may transfer on a pro rata basis with the Principal Stockholders. A Management Stockholder may transfer all of his or her holdings upon the earlier of July 17, 2009 or at the time that both Principal Stockholders hold less than 10% of our Common Stock. Mr. Benson has agreed solely for the benefit of the Company to be bound by the restrictions on transfer applicable to the Management Stockholders under the Institutional Shareholder Agreement.

Additionally, the Principal Stockholders and the Management Stockholders have agreed not to sell any shares during the period beginning 14 days prior to the effective date of a registration statement filed in connection with the exercise of demand or piggyback registration rights by any stockholder until the earlier of (1) 90 days after any public offering and (2) the expiration of the underwriters lock-up period for the applicable offering, provided that the Principal Stockholders and Management Stockholders have agreed that notwithstanding this provision, they will remain subject to the terms of any underwriter lock-up agreement for the applicable offering.

Other Provisions

Under the Institutional Shareholder Agreement, we have agreed that the doctrine of “corporate opportunity” will not apply against our Principal Stockholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients and customers.

The Institutional Shareholder Agreement requires us to deliver to each stockholder who is a party to the agreement and owns 5% or more of our Common Stock in the aggregate certain monthly financial statements as soon as practicable after they are available, subject to customary confidentiality provisions. Additionally, except to the extent available on the Commission’s EDGAR system, we are required to deliver to each stockholder who is a party to the agreement and owns 5% or more of our Common Stock copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports, and registration statements or prospectuses filed by us with the Commission.

Registration Rights

Under the Institutional Shareholder Agreement, each of the Principal Stockholders is entitled to certain demand registration rights, including the right to require us to effect a shelf registration if we are eligible to file registration statements on Form S-3.

Under the Stockholders Agreements, in a demand registration, the non-requesting Principal Stockholder, the Management Stockholders and the eFG Stockholders are entitled to piggyback registration rights with respect to any registration request made by a Principal Stockholder, subject to limited exceptions. If the registration requested by a Principal Stockholder is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, the number of shares included in the offering will be determined as follows:

•

first, shares offered by the Principal Stockholders, the Management Stockholders (but only to the extent such shares were not acquired pursuant to the exercise of options) and the eFG Stockholders (pro rata, based on the number of their respective shares requested to be included in such offering);

•	second, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering); and

•	third, shares offered by us for our own account.

The Stockholders Agreements will also provide that each Principal Stockholder, Management Stockholder and eFG Stockholder is entitled to piggyback registration rights with respect to any registration initiated by us, subject to certain limited exceptions. If we initiate a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse affect on the offering, then the number of shares included in the offering shall be determined as follows:

•	first, shares offered by us for our own account;

•

second, shares requested to be included by the Principal Stockholders, the Management Stockholders and the eFG Stockholders (pro rata, based on the number of their respective shares requested to be included in such offering);

•	third, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering).

In any piggyback registration, including our initial public offering, we have agreed to indemnify the participating Principal Stockholders, Management Stockholders and eFG Stockholders and to pay all registration expenses (other than underwriting discounts and commissions and certain legal expenses of the selling stockholders).

The Principal Stockholders and Messrs. Melland, Durney, Silver and Campbell and Ms. Melrose exercised piggyback rights and sold shares in connection with our initial public offering.

We incurred approximately $3.2 million in expenses related to our initial public offering.

Block Sales

Under the Institutional Shareholder Agreement, a Principal Stockholder may request to sell Common Stock in a block sale, provided that the Principal Stockholder gives written notice to us and the other Principal Stockholder. The other Principal Stockholder will then have the right to participate in the block sale on a proportional basis with the requesting Principal Stockholder. Each Principal Stockholder may make up to two block sales in any one year period, and each block sale must recognize proceeds of at least $20 million. These provisions terminate with respect to a Principal Stockholder if it owns less than 10% of our Common Stock.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:

        William W. Wyman (Chair)

        Anton J. Levy

        Jeffrey S. Nordhaus

Compensation Discussion and Analysis

Compensation Program Philosophy and Objectives

Our primary objective with respect to executive compensation is to provide competitive compensation and benefits to attract, retain, motivate and reward the highest quality executive officers, while supporting our core values and strategic initiatives. A further key objective is to create a pay-for-performance culture such that a substantial portion of each executive officer’s compensation is contingent on, and variable with, achievement of objective corporate and individual performance goals and other objective measures of success.

In addition, we aim to establish compensation plans that align the performance of our executive officers with our business plan and strategic objectives and promote the interests of long-term stockholders by focusing management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.

Finally, it is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.

In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, an executive. Total compensation and accountability should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

The Process of Setting Executive Compensation

Our Compensation Committee meets throughout the year, including in executive session, to evaluate the performance of our named executive officers, to determine their bonuses for the prior fiscal year, to establish the individual and corporate performance objectives for each executive for the current fiscal year, to set their base salaries for the next fiscal year, to determine the portion of total compensation that will be contingent, performance-based pay, and to consider and approve any grants of equity incentive compensation. Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our Chief Executive Officer concerning strategic objectives and performance targets.

Together with the performance objectives, our Compensation Committee establishes targeted total compensation levels (i.e. maximum achievable compensation) for each of the named executive officers by determining each named executive officer’s base salary and amount of bonus compensation upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus pool. As a general proposition, the Compensation Committee attempts to determine the overall best mix of fixed and incentive compensation. In making this determination, the Compensation Committee is guided by the compensation philosophy described above. The Compensation Committee also considers historical compensation levels, the relative compensation levels among our senior executive officers and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations (including, the Radford Studies, a study of pay practices in the technology industry). We use these third-party compensation studies as a basis for comparing and setting individual elements of executive compensation for the named executive officers because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Compensation Committee may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. In 2007, the Compensation Committee, in consultation with Frederic W. Cook & Company, compensation consultants, identified the following peer group of companies based on size and business focus: Bankrate, Inc., Blue Nile, Inc., ComScore, Inc., drugstore.com, inc., Greenfield Online Inc., Kenexa Corporation, Limelight Networks, Inc., Liquidity Services, Inc., LoopNet, Inc., Shutterfly, Inc., TechTarget, Inc., The Knot, Inc., VistaPrint Limited, WebMD Health Corp. and Websense, Inc.

We believe that internal pay equity is an important factor to be considered in establishing compensation for our officers. The Compensation Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the Compensation Committee’s discretion based on our Compensation Committee members’ experience with, and knowledge of, other companies’ practices. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.

It is our policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

Benchmarking

The Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When a named executive officer is scheduled to receive his or her annual raise, the Compensation Committee sometimes reviews independent compensation studies such as the Radford Studies in order to compare the compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the market place. During 2007, the Compensation Committee used the Radford Studies in part to determine the annual raises for Mr. Melland, Mr. Durney, Mr. Campbell and Mr. Silver.

In September 2007, the Compensation Committee retained Frederic W. Cook & Company, compensation consultants, to conduct a comprehensive review of the existing compensation programs we have in place. The purpose of the review was to assess the design and competitive positioning of our current compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our 2008 compensation program. As of the date of this proxy statement, the review has been completed, and the Compensation Committee has incorporated such consultant’s input into our compensation program for fiscal 2008.

Management’s Role in the Compensation-Setting Process

Our Chief Executive Officer, Mr. Melland, plays a significant role in the compensation-setting process. Mr. Melland evaluates the performance of the other named executive officers, establishes business performance targets and objectives for the other named executive officers and recommends salary and bonus levels and option awards for other executive officers. Mr. Durney recommends salary and bonus levels and option awards for Mr. Campbell. All recommendations of Mr. Melland and Mr. Durney are subject to Compensation Committee approval. The Compensation Committee discusses the recommendations with Mr. Melland or Mr. Durney, as appropriate, and then makes its decisions in its sole discretion. Similarly, Mr. Melland’s compensation, performance targets and objectives are discussed among the members of the Compensation Committee and the Compensation Committee sets Mr. Melland’s compensation. The Compensation Committee approved Messrs. Melland’s and Durney’s recommendations for salary and bonus for 2007 for the named executive officers who report to them. Mr. Melland may ask the Compensation Committee for the right to exercise discretion in awarding executive compensation in exceptional circumstances, but our general practice is that all decisions of the Compensation Committee are considered final.

Mr. Melland helps the Compensation Committee set its agenda for meetings and participates in committee meetings at the committee’s request. He provides background information regarding our strategic objectives, evaluates the performance of the senior executive officers, and makes compensation recommendations for senior executive officers. Other executives also prepare information for each Compensation Committee meeting.

Elements of Executive Compensation

Base Salary

Base pay provides executives with a base level of regular income. In determining base salaries, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at our company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies who are reflected in independent studies such as the Radford Studies, internal pay equity and the tax deductibility of base salary. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors. On each executive’s annual anniversary date of hiring, his or her past salary and performance are considered and the Compensation Committee decides whether or not to adjust the salary. Subject to the limitations found in each executive’s employment agreement we entered into with each of the executives, the Compensation Committee can increase or decrease an executive’s base salary at its discretion.

In 2007, the Compensation Committee approved increases in the annual base salary of each of the named executive officers: Mr. Melland from $385,000 to $425,000; Mr. Durney from $293,000 to $315,000; Mr. Silver from $276,000 to $293,000; Mr. Campbell from $251,200 to $266,200 and Mr. Benson from approximately $250,000 to approximately $262,500. Mr. Benson’s base salary was converted from British Pounds to U.S. Dollars at an exchange rate of U.S.$2 for each £1.

Senior Bonus Plan

We award annual cash bonuses under our Senior Bonus Plan for achievement of specified performance objectives with a time horizon of one year or less. We make awards from an established bonus pool. The Compensation Committee determines the total size of our bonus pool by taking into account our qualitative and financial performance. Within the parameters of the overall pool, there are separate sub-pools allocated to the performance of the individual operating units. The Compensation Committee determines the size of an award that we make to a particular executive by considering his or her individual performance as measured against pre-set performance targets and objectives and his or her individual impact on our overall performance. Each of those pieces is equally weighted. We believe this pool-based bonus system helps to foster teamwork and ensures that all executives work together as one in the interest of our performance. The current structure of the plan has been in place since 2004.

In December 2006, our proposed 2007 bonus plan was presented to the board and approved. For purposes of funding the senior bonus pool for 2007, the Compensation Committee established a target for revenue of $141.0 million and a target for Adjusted EBITDA of $59.6 million. For purposes of Mr. Benson’s participation in the Senior Bonus Plan, the target for revenue and the target for Adjusted EBITDA (as converted from British Pounds to U.S. Dollars at an exchange rate of U.S.$2 for each £1) was approximately $30.4 million and approximately $9.8 million, respectively, representing the goals for the worldwide eFinancialCareers business. The revenue target for purposes of the senior bonus plan was not intended to be in accordance with U.S. GAAP and includes various adjustments that cause the measurement amount to differ from our actual results. For example, it excludes the impact of revenue generated by our operation serving India and includes the impact of adding back the deferred revenue written off in connection with the eFinancialGroup Acquisition. Likewise, the Adjusted EBITDA target includes various adjustments, such as the exclusion of the results of our operation serving India, the exclusion of stock based compensation and the inclusion of the impact of adding back the deferred revenue written off in connection with the eFinancialGroup Acquisition.

For 2007, the size of our bonus pool increases if our actual revenue in a year exceeds our revenue target, provided that actual Adjusted EBITDA at least meets the Adjusted EBITDA target. However, the bonus pool is not increased solely on account of actual Adjusted EBITDA exceeding the Adjusted EBITDA target in a year. Therefore, if actual Adjusted EBITDA exceeds our Adjusted EBITDA target and actual revenue does not exceed our revenue target, the bonus pool does not increase. Under the terms of the bonus plan for 2007, if our actual revenue exceeded the target amount (and provided that our actual Adjusted EBITDA at least met the Adjusted EBITDA target), the bonus pool would increase by 10% for each 1% that our revenue exceeded the target amount.

In 2007, for purposes of the bonus pool, the actual revenue was $143.9 million and the actual Adjusted EBITDA amount was $62.5 million. For the worldwide eFinancialCareers business, the actual revenue and the Adjusted EBITDA (as converted from British Pounds to U.S. Dollars at an exchange rate of U.S.$2 for each £1) was approximately $35.2 million and approximately $14.0 million, respectively. The total bonus pool for the Senior Bonus Plan was $1.9 million.

The total pool available for the named executive officers and other senior executives designated by the Compensation Committee is funded in the following way:

•	30% of the pool is funded automatically;

•	35% is funded according to attainment of the revenue target; and

•	35% is funded according to attainment of the Adjusted EBITDA target.

The revenue target and the Adjusted EBITDA target for senior bonus pool purposes are set on an annual basis. If our actual results are lower than 90% of the revenue target or the Adjusted EBITDA target, the 35% of the bonus pool to be funded upon achieving the applicable target is not funded. If 90% of the applicable target is achieved, 80% of the 35% to be funded with respect to the applicable target is funded. If our actual revenue or Adjusted EBITDA falls between 90% and 100% of the applicable target, the amount to be funded for each target to the bonus pool increases from 80% to 100% of the applicable 35% portion of the bonus pool on a pro-rata basis.

We calculate our bonus pool as follows: We take a percentage of each executive’s base compensation and contribute that amount to the total bonus pool for our executives. In 2007, this target contribution percentage was 75% for Mr. Melland as Chief Executive Officer, 50% for each of Mr. Silver and Mr. Durney as Senior Vice Presidents, 50% for Mr. Benson as Chief Executive Officer of eFinancialCareers and 35% for Mr. Campbell, as Vice President and General Counsel. We multiply this percentage by the executive’s annual base compensation to obtain each executive’s targeted pay contribution to the pool. The result is the amount we contributed with respect to that executive for the bonus pool for 2007.

For 2007, the bonus plan provided for the bonus pool to increase by 10% for each 1% that actual revenue exceeded our target amount. The contribution we make to the bonus pool in respect of each executive’s base compensation can be increased so that each individual’s “base compensation contribution” to the bonus pool can be as much as two times their targeted base compensation contribution. In 2007, our actual revenues for bonus pool purposes exceeded our budget target by an amount that increased the pool by 20% and, accordingly, we multiplied each executive officer’s targeted base compensation contribution amount by 120% (except that for Mr. Benson the multiplier was 200%) to determine how much would be contributed to the bonus pool with respect to his or her base compensation. We may further increase or decrease the percentage for any particular executive if that executive has had a distinct role in helping us achieve our objectives. We think this ensures that executives whose performance is outstanding receive proportionately larger bonuses as a reward. It was possible that any single executive officer could have been allocated a bonus from the bonus pool in an amount up to a maximum of two times his or her targeted base compensation contribution to the bonus pool, if his or her performance warranted such a payout based on a qualitative assessment by the Compensation Committee of the executive’s performance against his or her goals and objectives. Based on input received from Mr. Melland and Mr. Durney with respect to each of their direct reports, the Compensation Committee determines in its sole discretion the extent to which such individuals’ goals and objectives are achieved. For 2007, Mr. Durney received a bonus equal to 110% of his basic bonus allocation due to superior performance as compared to his management objectives.

The 2007 performance goals and objectives for Mr. Melland included:

•	achieving 2007 financial and operating targets, including revenue, EBITDA, operating cash flow and customer growth;

•	successfully integrating eFinancialCareers operations;

•	continuing to improve product line performance and customer satisfaction with our services;

•	growing our development stage businesses: Targeted Job Fairs, ClearanceJobs.com, JobsintheMoney and CyberMedia Dice;

•	continuing to improve our management and organizational capabilities; and

•	executing against our strategic growth opportunities.

The 2007 performance goals and objectives for Mr. Durney included:

•	ensuring timely, accurate and informative financial reporting;

•	leading initial public offering process and preparing organization for public operating environment;

•	leading corporate development activities;

•	managing growth and transition in related business units, including MeasureUp and CyberMedia Dice; and

•	coordinating execution of our 2007 strategic plan.

The 2007 performance goals and objectives for Mr. Silver included:

•	improving customer acquisition and lead generation activities;

•	improving the size, quality and uniqueness of our various user segments;

•	achieving inside sales targets for 2007;

•	successfully implementing product improvements across Dice, JobsintheMoney and ClearanceJobs;

•	maintaining and increasing customer and job seeker satisfaction; and

•	supporting our new businesses: Targeted Job Fairs, ClearanceJobs.com, eFinancialCareers and JobsintheMoney.

The 2007 performance goals and objectives for Mr. Campbell included:

•	maintaining our legal files and endeavoring to ensure compliance with applicable laws and regulations;

•	providing legal support for our initial public offering;

•	reviewing our agreements and other legal documents to determine whether any modifications should be made;

•	monitoring spam and ensuring our compliance with privacy legislation;

•	managing the legal issues surrounding our interest in the CyberMedia Dice joint venture;

•	providing legal and deal-related support to sales negotiations; and

•	helping support strategic expansion initiatives.

The 2007 performance goals and objectives for Mr. Benson included:

•	achieving 2007 sales and EBITDA budget for eFinancialCareers in Europe and Asia;

•	managing the integration of eFinancialCareers into the Company;

•	improving the size, quality and uniqueness of the eFinancialCareers user segments;

•	building market awareness of eFinancialCareers’ core brand proposition in Asia; and

•	exploring business development and acquisition opportunities for Dice International.

Equity Incentives

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe stock options should be a significant part of the total mix of executive compensation. Under our 2005 Omnibus Stock Plan, all stock options incorporate the following features:

•	the term of the grant does not exceed 10 years;

•	the grant price is not less than the fair market value of our Common Stock on the date of grant; and

•	options typically vest over four years, with the first 25% typically vesting on the first anniversary of the vesting commencement date, and 6.25% vesting quarterly thereafter.

In determining the number of options to be granted to our executives, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the number of options currently held by the individual, the level of options granted to the individuals in prior years and the value of stock options in relation to other elements of total compensation.

We continue to use stock options as a long-term incentive vehicle because:

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Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	Stock options are performance based: all the value received by the recipient from a stock option is based on the growth of the stock price above the option price.

•

Stock options help to provide a balance to the overall compensation program: while salary and cash bonuses focus on the achievement of annual performance targets, the four year vesting for stock options creates incentive for increases in stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.

In January 2007, the Compensation Committee approved an option grant to select members of our management team, including Messrs. Melland, Durney, Silver and Campbell. In contemplation of our efforts to raise capital through an initial public offering or similar transaction, the Compensation Committee decided that it would be appropriate to make an option grant to key managers who could impact the performance of our business at this critical time. The Compensation Committee did not grant options to our executive officers in 2006. In November 2006, Mr. Benson, who was not at the time a named executive officer, received an option grant that was made to certain individuals who were deemed key members of the employees joining us after the eFinancialGroup Acquisition.

Executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as a 401(k) matching plan. In addition, certain executive officers participate in a Supplemental Disability Plan.

Severance and Change-in-Control Arrangements

Each named executive officer is entitled to receive severance benefits under the terms of his or her employment agreement upon either termination by us without cause or resignation by the executive for good reason. For details on our change of control severance plan, see “—Potential Post-Employment Payments Upon Termination or Change in Control.” We award severance payments in the event of a termination related to a change of control to ensure that each executive is focused on our best interests, even if that means working himself or herself out of a job.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers in 2007, we considered the total compensation reasonable because:

•	Management has consistently led us to record levels of performance in recent years.

•	The total compensation levels for the named executive officers are comparable with those of similarly situated executives in comparable companies.

Tax and Accounting Considerations

We generally seek to maximize the deductibility for tax purposes of all elements of compensation. For example, we have consistently issued nonqualified stock options that will result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to our named executive officers (other than our Chief Financial Officer) in any fiscal year. The Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when we deem it to be in our best interests.

Summary Compensation Table For Fiscal Year 2007

The following table sets forth the cash and non-cash compensation paid by us or incurred on our behalf to our named executive officers during 2007, our last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Scot W. Melland(5) Chairman, President & Chief Executive Officer	2007 2006	413,000 377,596	70,000 —	372,770 476,000	1,627,733 637,786	7,388 7,282	2,490,891 1,498,664

Michael P. Durney Senior Vice President, Finance and Chief Financial Officer	2007 2006	306,877 285,692	30,000 —	203,000 252,000	552,413 216,938	7,388 7,282	1,099,678 761,912

Thomas Silver Senior Vice President, Marketing and Customer Service	2007 2006	283,519 267,385	— —	170,600 225,000	552,413 216,938	7,388 7,282	1,013,920 716,605

Brian Campbell Vice President, Business and Legal Affairs, General Counsel and Secretary	2007 2006	257,142 244,000	30,000 —	108,300 128,500	115,100 46,093	7,388 7,282	517,930 425,875

John Benson(6) Chief Executive Officer eFinancialCareers	2007	262,500	—	262,500	169,792	33,600	728,392

(1)	Represents a special bonus for services in connection with our initial public offering completed in July 2007. The bonuses for Messrs. Melland and Durney were awarded and paid in 2008 and the bonus for Mr. Campbell was awarded and paid in 2007.
(2)	Represents awards made pursuant to the Senior Bonus Plan and earned during 2007. The awards were paid in 2008.
(3)	Represents the compensation cost of stock options recognized for financial statement reporting purposes with respect to the last fiscal year in accordance with FAS123(R). These amounts do not correspond to the actual value that will be recognized by our named executive officers for these awards. See note 12 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.
(4)	Represents employer contributions to our 401(k) plan, except for Mr. Benson where amounts represent a contribution made by us to his pension plan and represents the equivalent of National Insurance payments that would have been due and payable to him, but for his contribution of his bonus to his pension plan.
(5)	Mr. Melland is also a member of our board of directors but does not receive any additional compensation for his services in this capacity.
(6)	All compensation amounts for Mr. Benson have been converted from British Pounds to U.S. dollars at an exchange rate of U.S.$2 for each £1.

Grants of Plan-Based Awards For Fiscal Year 2007

The following table details grants to our named executive officers during 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options(2)	Exercise Price of Option Awards($)	Grant Date Fair Value of Option Awards($)(3)
		Target Bonus Payments($)	Maximum Bonus Payments($)
Scot W. Melland	1/31/07	309,750	619,500	319,012	6.49	350,913
Michael P. Durney	1/31/07	153,438	306,877	105,108	6.49	115,619
Thomas Silver	1/31/07	141,759	283,519	105,108	6.49	115,619
Brian Campbell	1/31/07	93,170	186,340	16,135	6.49	17,749
John Benson	—	131,250	262,500	—	—	—

(1)	For a description of the material terms of these awards, please see the “—Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan.”
(2)	The options vest 25% on the first anniversary of the grant date and 6.25% vest quarterly thereafter, subject to continued employment.
(3)	We estimated the fair value of option awards on the grant date using the Black-Scholes option-pricing model and in accordance with FAS 123(R).

Employment Agreements

We have entered into an employment agreement with each of our named executive officers. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.

Scot W. Melland

Mr. Melland’s employment agreement provides that Mr. Melland will continue to serve as our President and Chief Executive Officer until his employment is terminated by us or by Mr. Melland, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.

Mr. Melland is entitled to receive an annual base salary of $425,000 (effective April 2007), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 75% of his base salary, determined by the Compensation Committee and subject to the performance of both Mr. Melland and us. Mr. Melland participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Melland is entitled to four weeks of vacation per year.

Michael P. Durney

Mr. Durney’s employment agreement provides that Mr. Durney will continue to serve as our Senior Vice President, Finance and Chief Financial Officer until his employment is terminated by us or by Mr. Durney, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.

Mr. Durney is entitled to receive an annual base salary of $315,000 (effective May 2007), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Durney participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Durney is entitled to four weeks of vacation per year.

Thomas Silver

Mr. Silver’s employment agreement provides that Mr. Silver will continue to serve as our Senior Vice President, Marketing until his employment is terminated by us or by Mr. Silver, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.

Mr. Silver is entitled to receive an annual base salary of $293,000 (effective July 2007), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Silver participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Silver is entitled to four weeks vacation per year.

Brian Campbell

Mr. Campbell’s employment agreement provides that Mr. Campbell will continue to serve as our Vice President, Business and Legal Affairs and General Counsel until his employment is terminated by us or by Mr. Campbell, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.

Mr. Campbell is entitled to receive an annual base salary of $266,200 (effective August 2007), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 35% of his base salary, determined by the Chief Financial Officer and the board, participation in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Campbell is entitled to four weeks vacation per year.

John Benson

Mr. Benson has entered into an employment agreement with eFinancialCareers. Mr. Benson’s employment agreement provides that Mr. Benson will serve as the Chief Executive Officer for eFinancialCareers until his employment is terminated by eFinancialCareers or by Mr. Benson, which may be at any time, with or without cause, on six months written notice. The agreement contains a covenant not to engage in any business that competes with eFinancialCareers during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees or customers during the term of his employment and for a period of nine months thereafter.

Mr. Benson is entitled to receive an annual base salary of approximately $262,500 (as converted from British pounds to U.S. dollars at an exchange rate of U.S.$2 for each £1) (effective January 2007). Although not specified in his employment agreement, Mr. Benson is a participant in the Senior Bonus Plan, and is eligible for an annual discretionary target bonus of 50% of his base salary, determined by the Compensation Committee and subject to the performance of both Mr. Benson and us. In addition, although not specified in his employment agreement, Mr. Benson participates in our long-term incentive plan, and all employee benefit plans made available to employees of eFinancialCareers. Mr. Benson is entitled to 25 working days’ paid holiday in each calendar year.

Outstanding Equity Awards at Fiscal Year-End 2007

Name	Option Awards
	Number of Securities Underlying Unexercised Options(1)		Option Exercise Price ($)		Option Expiration Date
	Exercisable (#)	Unexercisable (#)
Scot W. Melland	550,174	1,283,742	0.20	(2)	08/31/15
	1,100,349	0	1.98	(3)	08/31/15
	0	319,012	6.49	(4)	01/31/17

Michael P. Durney	187,137	436,654	0.20	(2)	08/31/15
	374,274	0	1.98	(3)	08/31/15
	0	105,108	6.49	(4)	01/31/17

Thomas Silver	187,137	436,654	0.20	(2)	08/31/15
	374,274	0	1.98	(3)	08/31/15
	0	105,108	6.49	(4)	01/31/17

Brian Campbell	39,761	92,777	0.20	(2)	08/31/15
	79,522	0	1.98	(3)	08/31/15
	0	16,135	6.49	(4)	01/31/17

John Benson(5)	72,607	217,823	4.19		11/01/16

(1)	If Mr. Melland’s employment is terminated by us without cause prior to a change of control, 25% of his then unvested stock options will become immediately vested and exercisable. If Mr. Melland’s employment is terminated at any time following a change of control, all of his outstanding stock options will immediately become vested and exercisable. If Mr. Durney’s employment is terminated by us without cause prior to a change of control, all of his then unvested stock options will immediately become vested and exercisable. If Mr. Durney or any of the other named executive officers is terminated within 12 months following a change of control, all of their outstanding stock options will immediately become vested and exercisable.
(2)	Under these agreements, 25% of the total options granted are exercisable on the first anniversary of the vesting commencement date, August 31, 2005, and in installments of 6.25% quarterly thereafter. On March 23, 2007, the option exercise price on the then unvested options was further reduced from $1.98 to $0.20 to reflect a non-recurring dividend to our stockholders of $1.95 per share. In lieu of a dividend, each holder of vested options received a payment of $1.95 per vested option.
(3)	Under these agreements, 25% of the total options granted are exercisable on the first anniversary of the vesting commencement date, August 31, 2005, and in installments of 6.25% quarterly thereafter. On October 27, 2006, the option exercise price was adjusted from $2.17 (as stated in the Nonqualified Stock Option Agreement entered into by each of our named executive officers) to $1.98 to reflect a non-recurring dividend to our preferred stockholders of $0.22 per share.
(4)	Under these agreements, 25% of the options granted are exercisable on the first anniversary of the vesting commencement date, January 31, 2007, and in installments of 6.25% quarterly thereafter.
(5)	Under the agreement with Mr. Benson, 25% of the total options granted are exercisable on the first anniversary of the vesting commencement date, November 1, 2006, and in installments of 6.25% quarterly thereafter. On March 23, 2007, the option exercise price on the then unvested options was reduced from $5.97 to $4.19 to reflect a non-recurring dividend to our stockholders of $1.95 per share.

Potential Post-Employment Payments Upon Termination or Change in Control

Employment Agreements for Messrs. Melland, Durney, Silver and Campbell

The employment of each named executive officer may be terminated by us or by the executive at any time, with or without cause, subject to the provisions of his or her employment agreement. Each named executive officer is entitled to receive severance benefits pursuant to the terms of his or her employment agreement upon either termination by us without cause or resignation by the executive for good reason. A named executive officer is not eligible for benefits if his or her termination is due to death or permanent disability.

A termination for “good reason” includes any of the following company actions:

•	a diminution in the executive’s responsibilities, title, duties and reporting lines compared to those existing immediately prior to a change of control;

•	a reduction in the executive’s salary, incentive compensation and other employee benefits compared to those existing immediately prior to a change of control;

•	relocation of the executive to an office more than 40 miles from the executive’s principal office immediately prior to a change of control;

•	breach by us of the executive’s employment agreement; or

•	failure of any successor to assume, in writing, all obligations under the executive’s employment agreement.

A termination for “cause” includes any of the following actions by the executive: embezzlement; misappropriation of our funds; conviction of a felony; any act of fraud, deceit, or dishonesty causing us material economic harm; material breach of the executive’s employment agreement; willful failure to substantially perform his or her duties; willful breach of fiduciary duty to us involving personal profit; significant violation of our policies or other contractual, statutory or common law duties to us.

A “change of control” for these purposes consists of any of the following:

•	an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•	any stockholder-approved transfer or disposition of all or substantially all of our assets;

•	any plan of liquidation providing for the distribution of all or substantially all of our assets;

•

the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our board of directors prior to such business combination constitute at least a majority of the board of directors of the resulting corporation; or

•	a change in the composition of our board over a period of 36 months or less such that a majority of the board members cease to be continuing directors.

Under each named executive officer’s employment agreement, the executive may become entitled to certain “Severance Payments” upon termination of employment without cause or by the employee for good reason after a change in control. These Severance Payments are described more specifically below, but generally include a lump sum payment tied to salary and bonus level and accelerated vesting of stock options. In the event that any Severance Payments would be subject to the excise tax imposed by Section 4999 of the Code, we will “gross up”, on an after-tax basis, the executive officer’s compensation so as to put him in the same after-tax position he would have enjoyed had the Section 4999 excise tax not applied to the Severance Payments. These make-whole provisions include certain computational assumptions and conventions, for example: (1) any other payments or benefits received in connection with a change in ownership or control will be treated as parachute payments, and all excess parachute payments are treated as subject to the excise tax, both as defined by Section 280G of the Code, and (2) the amount of the severance payments which will be treated as subject to the excise tax will be the lesser of the total amount of the severance payments or the amount of the excess parachute payments.

Upon any termination, each named executive officer, his or her spouse and eligible dependents will be entitled to continued medical and dental benefits at active-employee rates for a period of 12 months following termination, and such benefits will not be reduced by benefits obtained from a subsequent employer.

Any named executive officer who voluntarily resigns for any reason other than good reason during the 12 month period following a change of control, will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options.

Employment Agreement for Mr. Benson

The employment of Mr. Benson may be terminated by eFinancialCareers or by Mr. Benson at any time, with or without cause, subject to the provisions of his employment agreement (which generally requires six months advance notice of termination). However, eFinancialCareers may terminate Mr. Benson’s employment at any time if he has been unable to perform his duties by reason of ill health or injury for 30 days in any period of 52 consecutive weeks; if he becomes of unsound mind or a patient for the purpose of any mental health statute, or bankrupt; if he is convicted of a crime other than one that in the opinion of the board of directors of eFinancialCareers does not affect his position as an employee of eFinancialCareers; or if he is guilty of any serious default or misconduct in connection with or affecting the business of eFinancialCareers, commits any serious or repeated breach of his obligations under his employment, is guilty of serious neglect or negligence in the performance of his duties or behaves in a manner which is likely to bring eFinancialCareers into disrepute or which seriously impairs his ability to perform his duties.

Equity Award Provisions

According to the terms of each named executive officer’s Nonqualified Stock Option Agreements, if their employment is terminated due to their death or disability or for any other reason except by us for cause, the unvested portion of their stock option will expire on the date they are terminated. The vested portion will remain exercisable until the earlier of either the expiration of the option period or 12 months after such termination in the case of termination due to death or disability, or 90 days after any other termination other than termination by us for cause.

If we terminate any named executive officer’s employment for cause, both the unvested and vested portions of the stock option will terminate on the same date their employment is terminated.

Scot W. Melland

If Mr. Melland’s employment is terminated by us without cause prior to a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and accelerated vesting of 25% of his then unvested stock options.

If Mr. Melland’s employment is terminated following a change of control, either by us without cause or by him for good reason, he will be entitled to a lump sum severance payment of 117% of his then current annual salary plus his then current target bonus, and all of his outstanding stock options will immediately become vested and exercisable.

Mr. Melland will be entitled to an additional lump sum payment equal to 50% of his then current annual salary if, within 60 days after any termination, he enters into a written separation agreement containing a covenant not to engage in any business that competes with us, solicit our employees, or disparage us for a period of 18 months following such termination. Mr. Melland will also be entitled to this lump sum payment if we do not negotiate such a separation agreement with him within 60 days following his termination.

In accordance with the terms of the Nonqualified Stock Option Agreements entered into by Mr. Melland, the stock options granted to him will immediately become fully vested and exercisable on the date of any change of control and will remain exercisable until expiration of the relevant option periods.

Michael P. Durney

If Mr. Durney’s employment is terminated by us without cause prior to a change of control, we will provide him with a severance payment in an amount equal to his then current annual salary, provided he executes and delivers a release form prepared by us. In the event of such termination, all of Mr. Durney’s outstanding options will immediately become vested.

If Mr. Durney’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus (or, if higher, the amount of bonus attributable to a calendar year’s service paid to the executive immediately prior to the change of control), and all outstanding stock options will immediately become vested and exercisable.

Thomas Silver

If Mr. Silver’s employment is terminated by us without cause prior to a change of control, he will be entitled to a lump sum severance payment of one times his then current annual base salary.

If Mr. Silver’s employment is terminated either by us without cause or by him for good reason following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding stock options will immediately become vested.

Brian Campbell

If Mr. Campbell’s employment is terminated by us without cause before a change of control, he will be entitled to a lump sum severance payment of 75% of his then current annual salary. If Mr. Campbell’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus the amount of his most recently paid regular annual bonus, excluding special bonuses (or, if higher, the amount of bonus attributable to a calendar year’s service paid to him immediately prior to the change of control), and all outstanding stock options will immediately become vested and exercisable.

John Benson

If Mr. Benson’s employment is terminated by us because Mr. Benson is unable to perform his duties as a result of ill health or injury, he will be entitled, for so long as his employment continues, to his salary during any period of incapacity of not more than 30 days in any period of 52 consecutive weeks. With the exception of the six months advance written notice of termination of employment (other than for cause), Mr. Benson is not entitled to any severance payments upon the termination of his employment by us.

Termination Payments

The following table sets forth the payments each of our named executive officers would have received if their employment had been terminated by us without cause on December 31, 2007 and there was no change of control.

Name	Benefit	Amount Payable for Termination Without Cause
Scot W. Melland	Cash Severance	$797,770
	Medical and Dental Benefits	10,120
	*Option Acceleration Value	2,619,713
	Entry into a Separation Agreement with us	212,500

Michael P. Durney	Cash Severance	315,000
	Medical and Dental Benefits	10,120
	*Option Acceleration Value	3,559,196

Thomas Silver	Cash Severance	293,000
	Medical and Dental Benefits	10,120

Brian Campbell	Cash Severance	199,650
	Medical and Dental Benefits	10,120

John Benson	Cash Severance(1)	131,250
	Medical and Dental Benefits	1,560

*	Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock less the exercise price) at the assumed payment date, which is December 31, 2007.
(1)	Cash severance amounts for Mr. Benson represent the cash equivalent of approximately six months advance notice of termination of employment. All amounts for Mr. Benson have been converted from British Pounds to U.S. dollars at an exchange rate of U.S.$2 for each £1.

Change of Control Termination

The following table sets forth the payments each of our named executive officers would have received if, following a change of control, their employment had been terminated by us without cause, or by them (other than Mr. Benson) for good reason on December 31, 2007.

Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Scot W. Melland	Cash Severance	$933,391
	Medical and Dental Benefits	10,120
	*Option Acceleration Value	10,478,868
	Entry into a Separation Agreement with us	212,500

Michael P. Durney	Cash Severance	567,000
	Medical and Dental Benefits	10,120
	*Option Acceleration Value	3,559,196

Thomas Silver	Cash Severance	463,600
	Medical and Dental Benefits	10,120
	*Option Acceleration Value	3,559,196

Brian Campbell	Cash Severance	394,700
	Medical and Dental Benefits	10,120
	*Option Acceleration Value	746,935

John Benson	Cash Severance(1)	131,250
	Medical and Dental Benefits	1,560

*	Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock less the exercise price) at the assumed payment date, which is December 31, 2007.
(1)	Cash severance amounts for Mr. Benson represent the cash equivalent of approximately six months advance notice of termination of employment. All amounts for Mr. Benson have been converted from British Pounds to U.S. dollars at an exchange rate of U.S.$2 for each £1.

Board Compensation

Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.

The Company paid its independent directors a $10,000 annual fee for their services up until April 26, 2007, at which point the rate was increased to a $20,000 annual fee.

Mr. Wyman receives an additional $7,500 per year as chairman of our Compensation Committee and member of our Audit Committee.

Mr. Barter receives an additional $15,000 per year as chairman of our Audit Committee.

Director Compensation Table for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Scot W. Melland	$—	$—		$—
John W. Barter(2)	22,582	34,329		56,911
Peter R. Ezersky	—	—		—
David S. Gordon	16,774	—		16,774
David C. Hodgson	—	—		—
Christopher G. Lanning(3)	—	—		—
Anton J. Levy	—	—		—
Jeffrey S. Nordhaus	—	—		—
Steven Rattner(4)	—	—		—
James Treacy(5)	2,419	36,617		39,036
William W. Wyman	21,860	67,793	(6)	89,653

(1)	Represents the compensation cost of stock options recognized for financial statement reporting purposes with respect to the last fiscal year in accordance with FAS123(R). See note 12 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock–Based Compensation” in our Annual Report on Form 10-K for the assumptions made in determining these values.
(2)

Mr. Barter became a director of the Company effective April 27, 2007. He received a grant of a nonqualified stock option on May 9, 2007 under our 2007 Equity Incentive Plan. The FAS 123(R) grant date fair value of this stock option was $205,976. As of December 31, 2007, this grant constituted an option to purchase 117,094 shares of our Common Stock. The option is exercisable with respect to 25% of the shares subject to the option on the first anniversary of the vesting commencement date, May 9, 2007, and in installments of 6.25% quarterly after that. Upon the occurrence of a change in control, the entire option will immediately become fully vested and exercisable as of the date of the change in control. At December 31, 2007, Mr. Barter held no other Company options. If Mr. Barter’s service as a board member is terminated due to his death or disability or for any other reason except by us for cause, the unvested portion of his stock option will expire on the date of his termination of service, and the vested portion of the option will remain exercisable until the earlier of either the expiration of the option period, May 9, 2017, or 12 months after such termination in the case of termination due to death or disability, or 90 days after such termination in the case of any other termination of service other than by us for cause. If Mr. Barter’s service is terminated for cause, both the vested and unvested portions of the option will immediately terminate.

(3)	Mr. Lanning resigned as a director of our company effective as of March 28, 2007.
(4)	Mr. Rattner resigned as a director of our company effective as of March 30, 2007.
(5)	Mr. Treacy resigned as a director of our company effective as of March 28, 2007. We accelerated the vesting of a portion of his options so that options to purchase 58,547 shares of Common Stock immediately became fully vested and exercisable and the remaining 58,547 options expired. Mr. Treacy had until December 31, 2007 to exercise the vested options and he exercised such options in full.
(6)	As of December 31, 2007, Mr. Wyman held an option to purchase 117,094 shares of our Common Stock. Mr. Wyman’s option awards have the same terms as Mr. Barter’s option awards described in footnote (2), except that the first anniversary of the vesting commencement date is December 5, 2007 and its scheduled expiration date is December 5, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The table below sets forth, as of April 15, 2008, information with respect to the beneficial ownership of our Common Stock by:

•	each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation;”

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and

•	all of our directors and executive officers as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owners	Shares of Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
5% Stockholders
General Atlantic Partners 79, L.P.(1)	14,554,051	23.4%
General Atlantic Partners 84, L.P.(1)	1,382,349	2.2%
GAP Coinvestments CDA, L.P.(1)	3,024	*
GapStar, LLC(1)	393,517	*
GAP-W, Holdings, L.P.(1)	4,716,470	7.6%
GAP Coinvestments III, LLC(1)	1,230,077	2.0%
GAP Coinvestments IV, LLC(1)	285,160	*
GAPCO GmbH & Co. KG(1)	35,662	*
Quadrangle Capital Partners II LP(2)	19,722,658	31.7%
Quadrangle Select Partners II LP(2)	527,611	*
Quadrangle Capital Partners II-A LP(2)	2,350,031	3.8%
Quadrangle GP Investors LP(2)	42,755	*

Directors and Executive Officers
Scot W. Melland(3)(4)	2,094,790	3.3%
Michael P. Durney(3)(5)	839,953	1.3%
Thomas Silver(3)(6)	729,549	1.2%
John Benson(3)(7)	751,545	1.2%
Brian Campbell(3)(8)	162,344	*
John W. Barter(3)(9)	29,274	*
Peter R. Ezersky(10)	22,643,055	36.4%
David S. Gordon(3)	255,855	*
David C. Hodgson(1)(11)	22,600,310	36.4%
Anton J. Levy(1)(11)	22,600,310	36.4%
Jeffrey S. Nordhaus(10)	22,643,055	36.4%
William W. Wyman(3)(12)	36,591	*
All current directors and executive officers as a group(14 persons)(13)	50,358,428	76.2%

*	Less than 1%

(1)	General Atlantic LLC (“General Atlantic”) is the general partner of each of General Atlantic Partners 79, L.P. (“GAP 79”), General Atlantic Partners 84, L.P. (“GAP 84”), GAP-W Holdings, L.P. (“GAP-W”) and GAP Coinvestments CDA, L.P. (“CDA”). General Atlantic is also the sole member of GapStar, LLC (“GapStar”). The managing members of GAP Coinvestments III, LLC (“GAPCO III”) and GAP Coinvestments IV, LLC (“GAPCO IV”) are managing directors of General Atlantic. GAPCO Management GmbH (“GmbH Management”) is the general partner of GAPCO GmbH & Co. KG (“KG” and, together with GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV and GmbH Management, the “General Atlantic entities”). There are 29 managing directors of GA (the “GA Managing Directors”). General Atlantic, GAP 79, GAP 84, GAP-W, CDA, GapStar, GAPCO III, GAPCO IV, GmbH Management and KG and are a “group,” as defined in Rule 13d-5 of the rules and regulations promulgated under the Exchange Act, and may be deemed to own beneficially any aggregate of 22,600,310 shares of the Company’s Common Stock, which represents approximately 36.4% of the outstanding shares of Common Stock. David C. Hodgson is a GA Managing Director. Mr. Hodgson disclaims beneficial ownership of such shares beneficially owned by the General Atlantic entities except to the extent of his pecuniary interest therein. Anton J. Levy is a GA Managing Director. Mr. Levy disclaims beneficial ownership of such shares beneficially owned by the General Atlantic entities except to the extent of his pecuniary interest therein. The mailing address for the General Atlantic entities (other than KG and GmbH Management) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Koenigsallee 63, 40212 Düsseldorf, Germany.
(2)	QCP GP Investors II LLC is the general partner of Quadrangle GP Investors II LP, which is the general partner of each of the Quadrangle Stockholders. QCP GP Investors II LLC disclaims beneficial ownership of the shares of Common Stock that may be deemed beneficially owned by the Quadrangle Stockholders or any of their affiliates. The managing members of QCP GP Investors II LLC make voting and investment decisions with respect to the securities held by the Quadrangle Stockholders. There are six managing members of QCP GP Investors II LLC. Peter R. Ezersky is a managing member of QCP GP Investors II LLC. Mr. Ezersky disclaims beneficial ownership of such shares that may be deemed beneficially owned by QCP GP Investors II LLC. Jeffery S. Nordhaus is a managing member of QCP GP Investors II LLC. Mr. Nordhaus disclaims beneficial ownership of such shares that may be deemed beneficially owned by QCP GP Investors II LLC. In addition, the other managing members of QCP GP Investors II LLC are Gordon Holmes, Michael Huber, Steven Rattner and Joshua Steiner. Each of these individuals disclaims ownership of such shares that may be deemed beneficially owned by QCP GP Investors II LLC.
(3)	Such person’s business address is c/o Dice Holdings, Inc., 3 Park Avenue, 33rd Floor, New York, NY 10016.
(4)	This amount includes options to purchase 1,933,606 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.
(5)	This amount includes options to purchase 719,016 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.
(6)	This amount includes options to purchase 719,016 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.
(7)	This amount includes options to purchase 108,911 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.
(8)	This amount includes options to purchase 150,833 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.
(9)	This amount includes options to purchase 29,274 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.
(10)

Such person is a managing member of QCP GP Investors II LLC, which is the general partner of Quadrangle GP Investors II LP. Quadrangle GP Investors II LP is the general partner of Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP and Quadrangle Capital Partners II-A LP, and such person may therefore be deemed to share beneficial ownership of 22,643,055 shares of Common Stock owned by the Quadrangle Stockholders. Such person expressly disclaims beneficial ownership of the shares owned by the Quadrangle Stockholders. Such person’s business address is c/o Quadrangle Group LLC, 375 Park Avenue, New York, NY 10152.
(11)	Such person’s business address is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830.
(12)	This amount includes options to purchase 36,591 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.
(13)	This amount includes (a) options to purchase 3,889,359 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days, (b) 22,600,310 shares owned by the General Atlantic entities, which may be deemed to be beneficially owned by Messrs. Hodgson and Levy and (c) 22,643,055 shares owned by the Quadrangle Stockholders, which may be deemed to be beneficially owned by Messrs. Ezersky and Nordhaus. See also footnotes (1), (2) and (10) above.

The Principal Stockholders and the Management Stockholders have entered into the Institutional Shareholders Agreement which restricts the transfer of their shares of Common Stock and contains voting agreements between the Principal Stockholders. As a result, the Principal Stockholders and the Management Stockholders may be deemed to be a “group” that, as of the date hereof, collectively beneficially owns 49,556,016 or 74.9%, of the Company’s total number of shares of Common Stock outstanding for purposes of Section 13(d)(3) of Exchange Act. The eFG Stockholders have entered into the eFG Shareholders Agreement with us which places certain transfer restrictions on them. For additional information with respect to the Shareholder Agreements with our Principal Stockholders, the Management Stockholders and the eFG Stockholders, see “Directors and Corporate Governance—Certain Relationships and Related Person Transactions—Stockholders Agreements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2007 with the reporting requirements of Section 16(a) of the Exchange Act.

ITEMS TO BE VOTED ON

Proposal 1: Election of Directors

The current term of office of the Company’s Class I Directors expires at the 2008 Annual Meeting. The Board proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of three years or until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board. See “Directors and Corporate Governance—Board Structure—Composition of our Board of Directors,” for a full biography of each nominee.

        Peter R. Ezersky

        David S. Gordon

        David C. Hodgson

Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election. Our Principal Stockholders control approximately 73% of the vote for the election of the Class I Directors. As a result of its shareholdings, the Principal Stockholders have the ability to cause the election of all Class I Directors. The Company expects the Principal Stockholders will vote FOR the approval of the nominees for the Class I Directors ensuring the election of the entire slate of Class I Directors nominated by the board.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2007 are described below under “—Principal Accounting Fees and Services.”

Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s auditors since the Company’s incorporation in 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder approval is not required for the selection of Deloitte & Touche LLP since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2008, the selection will be reconsidered by the Audit Committee and the board. Even if the selection of Deloitte & Touche LLP is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Our Principal Stockholders control approximately 73% of the vote for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. As a result of its shareholdings, the Principal Stockholders have the ability to cause the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Company expects the Principal Stockholders will vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.

Principal Accounting Fees and Services

The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2007 and 2006 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2007 and 2006 fiscal years were as follows:

	Fiscal 2007	Fiscal 2006
Audit fees(1)	$359,373	$227,810
Audit-related fees(2)	534,540	137,488
Tax fees(3)	220,793	434,828

Total fees for services provided	$1,114,706	$800,126

(1)	Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.
(2)	Audit related fees are fees billed by the Deloitte Entities for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements. These services include accounting consultations, due diligence services and services related to the Company’s initial public offering.
(3)	Tax fees are fees billed by the Deloitte Entities for tax consulting and compliance services and tax acquisition and tax due diligence services.

Other Matters

As of the mailing date of this proxy statement, the board of directors is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the board or, if no recommendation is given, in their own discretion.

OTHER PROCEDURAL MATTERS

Electronic Delivery of Proxy Materials and Annual Report

This proxy statement and the Company’s Annual Report on Form 10-K are available on the Investor Relations section of the Company’s website at www.investor.diceholdingsinc.com. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

Reduce Duplicate Mailings—Householding

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, know as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: Dice Holdings, Inc., 3 Park Avenue, 33rd Floor, New York, NY 10016 Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181.

Proxy Solicitation Costs

The proxies being solicited under this proxy statement are being solicited by the board of directors of the Company. All expenses of this solicitation will be borne by the Company.

Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries, custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Common Stock held in their names.

Stockholder Communications

Stockholders and interested parties may contact any of the Company’s directors, including the Chairman, the chairs of any committee of the board of directors or any committee of the board of directors by writing them as follows:

        [Name(s)/Title(s)]

        c/o Corporate Secretary

        Dice Holdings, Inc.

        3 Park Avenue, 33rd Floor

        New York, NY 10016

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.

Stockholder Proposals for Inclusion in 2009 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s proxy statement for the 2009 Annual Meeting, stockholder proposals must be received by the Company no later than the close of business on December 31, 2009, and must otherwise comply with the requirements of Rule 14a-8.

Director Nominations and Other Stockholder Proposals for Presentation at the 2009 Annual Meeting

In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2009 Annual Meeting, such a proposal must be received by the Company on or after February 19, 2009 but no later than March 21, 2009.

Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission. If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.

The form of proxy and the proxy statement have been approved by the board of directors and are being mailed and delivered to the Company’s stockholders by its authority.

Scot W. Melland

Chairman, President and

Chief Executive Officer

April 29, 2008

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2008.

Vote by Internet • Log on to the Internet and go to www. investorvote.com/dhx • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

‚	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	‚

A	Proposals — The Board of Directors recommends a vote FOR all the nominees for director listed under Proposal 1 and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Peter R. Ezersky	☐	☐	02 - David C. Hodgson	☐	☐	03 - David S. Gordon	☐	☐

		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	C 1234567890 3 1 A V	JNT 0 1 7 9 9 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>                    00WD4B

‚	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	‚

Proxy — DICE HOLDINGS, INC.

Annual Meeting of Stockholders – To Be Held June 18, 2008

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) MICHAEL P. DURNEY, CONSTANCE MELROSE and BRIAN P. CAMPBELL, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Dice Holdings, Inc. that the undersigned would be entitled to cast if personally present at the 2008 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Sign Up Today For Electronic Delivery

Email delivery of your stockholder materials is efficient, environmentally friendly, and reduces Dice’s printing and postage costs. Sign up today by calling (212) 448-4181 or by emailing IR@dice.com.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement on the Investor Relations section of the Dice Holdings, Inc. website at www. investor.diceholdingsinc.com.

(Continued and to be marked, dated and signed, on the other side)